Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Bonds        -   MHR.B
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER REPORTS RECORD
FIRST QUARTER 2004 FINANCIAL RESULTS

YEAR-OVER-YEAR NET INCOME UP 141%

FIRST QUARTER 2004 PRODUCTION EXIT
RATE OF APPROXIMATELY 208 MMCFE PER DAY, UP 10%
COMPARED TO FIRST QUARTER 2003 PRODUCTION LEVELS

COMPANY ANNOUNCES FOUR NEW GULF OF MEXICO DISCOVERIES

Irving, Texas, May 4, 2004, Magnum Hunter Resources, Inc. (NYSE:MHR) announced today record financial results for the three months ended March 31, 2004:

	Three Months Ended		%
	03/31/04	03/31/03	Change
Daily Mmcfe Production Average	192.4	189.6	1.5%
Average Price Received per Mcfe (Net of Hedges)	$5.06	$4.08	24.0%
Daily Natural Gas Production Average (Mmcf/d)	130.4	125.8	3.7%
Daily Natural Gas Production Average (Percentage)	68%	66%	2.0%
Average Gas Price Received per Mcf (Net of Hedges)	$5.08	$3.83	32.6%
Daily Crude Oil Production Average (Mbbl/d)	10.3	10.6	-2.8%
Average Crude Oil Price Received per Bbl (Net of Hedges)	$30.06	$27.39	9.7%
Total Operating Revenues (000's)	$100,378	$80,054	25.4%
Net Income (000's)	$19,262	$7,990	141.1%
Income Per Common Share (Diluted)	$0.28	$0.12	192.0%
Long Term Debt -To- Book Capitalization Ratio (%)	58.6%	62.4%	-3.8%

First Quarter 2004 Financial Results

Magnum Hunter reported net income of $19.3 million ($0.28 per diluted share) for the three months ended March 31, 2004, an increase of 141% as compared to net income of $8.0 million ($0.12 per diluted share) for the three months ended March 31, 2003. Beginning June 1, 2003, Magnum Hunter has been expensing the fair market value of stock options newly granted, modified or settled during 2003 pursuant to FASB issued SFAS No. 123 and as allowed under the prospective method of SFAS No. 148. For the three months ended March 31, 2004, the Company recorded non-cash employee incentive compensation expense of $1.7 million, which is reflected in the Company’s increased general and administrative expenses. The tax adjusted cost for this expense was $0.01 per diluted share for the three months ended March 31, 2004.

Total revenues for the first quarter of 2004 were $100.4 million, an increase of 25% over revenues of $80.1 million reported during the first quarter of 2003. Magnum Hunter reported an operating profit of $40.6 million during the first quarter of 2004. This represented an increase of 57% over the similar period in 2003. Production lifting costs were $0.74 per Mcfe during the three months ended March 31, 2004. Based on management’s current estimate of growth in daily production of 5% — 8% during 2004 over the 2003 annual daily production average, Magnum Hunter anticipates production lifting costs to average in the $0.75 — $0.80 per Mcfe produced range for fiscal 2004. Net cash provided by operating activities increased by 54% to $58.2 million from $37.8 million reported during the first quarter of 2003.

Production volumes totaled 17.5 billion cubic feet equivalent (Bcfe) or 192.4 Mmcfe per day for the first quarter of 2004, an increase of 5% over daily production volumes reported during the first quarter of 2003, when adjusted for non-core property sales. Natural gas production was 68% of total equivalent production volumes for the first quarter of 2004. A decline during the first quarter’s reported production as compared to the fourth quarter of 2003 of 6% is attributable to start-up delays, mechanical problems, and weather related down time, primarily in the offshore Gulf of Mexico property base. The negative impact from these production related issues during the first quarter 2004 totaled approximately 15.2 MMcfe per day, almost all of which were attributable to the offshore Gulf of Mexico operations. Production start-up delays accounted for approximately 7.5 Mmcfe per day, mechanical problems interrupted about 5.9 Mmcfe per day, and weather down-time contributed around 1.8 Mmcfe per day. Had the approximate 15.2 Mmcfe per day of first quarter 2004 production not been delayed, the implied daily production rate of 207.6 Mmcfe would have been 14% greater than production volumes reported during the first quarter in 2003, when adjusted for non-core property sales. This production rate would also have been 2% higher than the Company’s fourth quarter 2003 production rate. Magnum Hunter’s first quarter 2004 daily production exit rate was approximately 208 Mmcfe.

Natural gas prices realized by the Company were $5.08 per Mcf for the first quarter of 2004, compared to $3.83 per Mcf realized during the first quarter of 2003. Oil prices realized were $30.06 per barrel for the first quarter of 2004, compared to $27.39 per barrel realized during the first quarter of 2003. Both the natural gas and crude oil prices discussed above take into account the commodity price hedges that were in place during such periods.

First Quarter 2004 Operating Results

Magnum Hunter participated in the drilling of 37 new wells during the first quarter of 2004, of which 30 were located onshore and 7 wells were drilled offshore in the Gulf of Mexico. Of these new wells drilled, 34 were deemed commercial successes with two dry holes drilled offshore and one dry hole drilled onshore. The drilling results for the first quarter 2004 provided for an overall success rate of 92%, an offshore drilling success rate of 71%, and an onshore drilling success rate of 97%. Seven of the 37 wells were deemed exploratory and the Company made five new discoveries during the quarter that provided for an exploration success rate of 71%. Since entering the Gulf of Mexico in 1999, Magnum Hunter has successfully completed 81 wells out of 100 new wells drilled, for an offshore drilling success rate of 81%. Also since 1999, the Company has successfully drilled 66 new wells out of 66 new wells attempted for a 100% success rate in its Morrow/Atoka/Strawn play located in Southeastern New Mexico.

Highlights for the first quarter of 2004 in the Gulf of Mexico include new discoveries at West Cameron 457, East Cameron 205, and Eugene Island 304. Two new discoveries at Vermilion 241and West Cameron 567 were drilled during April 2004.

o	East Cameron 205: This well was drilled to a depth of 8,629 feet and found two productive sands in the Bul 1 interval. Both sands were completed and tested at a combined rate of over 22 Mmcfe per day. This well will be produced as a single completion, initially from the lower sand. Facilities are currently being installed and first sales are anticipated late in the third quarter of 2004. Magnum Hunter owns a 40% working interest in this well.

o	Eugene Island 304: Drilled to a depth of 4,700 feet, this well tested at rates up to 10 Mmcfe per day and will be produced from a subsea completion tied back to the Company’s Eugene Island 302 platform. Sales are expected to begin in the second quarter of 2004. Magnum Hunter owns a 50% working interest in this well.

o	Vermilion 241: This well was drilled to a depth of 11,120 feet and gas pay was found in two sand intervals. It is currently being completed and a caisson will be installed. Currently, the Company expects production to commence during the fourth quarter of 2004. Magnum Hunter owns a 50% working interest in this project.

o	West Cameron 567: A new discovery was drilled to a depth of 12,248 feet and the well logged over 70 feet of pay from a 300 foot Lentic sand interval. Production casing has been set and the well is being suspended at the mud line pending installation of a production platform and final completion of the well. Sales are anticipated to begin during the fourth quarter of 2004. Magnum Hunter owns a 37.5% working interest in this well.

o	West Cameron 457: As announced earlier and discussed in the Company’s March 11, 2004 Press Release, West Cameron 457 was drilled to a depth of 9,271 feet and tested at rates up to 13 Mmcfe per day. This well is in the process of being tied back to the Company’s West Cameron 458 discovery, where a production platform is being set. Sales are expected early in the third quarter of 2004. Up to three additional wells are currently planned to be drilled from this facility by year-end 2004. Magnum Hunter owns a 40% working interest in both of the aforementioned blocks.

Additionally, two new wells are now producing at Ship Shoal 358, where Magnum Hunter owns a 15% working interest. Gross production from these two wells at Ship Shoal 358 is currently over 20 Mmcfe per day. Due to the positive performance of the initial wells, a third well is currently being drilled off the existing platform. Magnum Hunter has increased its working interest in this third well to 49%.

Onshore highlights continue to center on the Company’s continuous drilling program in the Morrow/Atoka/Strawn formations of Southeast New Mexico. Results remain favorable from our two rig drilling program. Further expansion of this program is anticipated through year-end 2004 and into 2005 due to our Company’s increased mineral acreage ownership position. The Magnum 5 Fed Com #4 well is one of the most recently drilled wells by the Company in the Shugart Strawn field. The well began producing in mid-March and after being on-line for over 30 days, continues to produce approximately 5 Mmcfe per day. Magnum Hunter is the operator of this well and owns a 50% working interest.

Commodity Hedges

The Company continues to utilize commodity hedges as a means to provide a minimum base level of cash flow to meet anticipated capital requirements. During the first quarter of 2004, the Company had approximately 85 Mmcf per day of natural gas hedged through cost-less collars with a weighted average floor price of $3.76 per Mmbtu and a weighted average ceiling price of $5.78 per Mmbtu. Approximately 65% of the Company’s first quarter 2004 natural gas production was hedged. On the crude oil side, the Company had approximately 8,500 Bbls per day hedged through cost-less collars with a weighted average floor price of $24.71 per barrel and a weighted average ceiling price of $31.02 per barrel. Approximately 82% of the Company’s first quarter 2004 crude oil production was hedged.

Management Comments

Responding to Magnum Hunter’s record financial results for the first quarter of 2004, Mr. Gary C. Evans, Chairman, President and CEO of the Company stated, “Our Board of Directors and management team are very proud of the Company’s first quarter results. Due to a multitude of positive steps undertaken by the Company over the past couple of years to enhance shareholder value, we should continue our positive performance path throughout 2004. While our average daily production rate during the first quarter was a disappointment, our first quarter 2004 production exit rate was not. Our Company’s drilling success continues to drive our organic production growth plans of 5% — 8% this year. Bucking the industry trend is reflective of the Company’s high quality inventory of existing projects. Our existing inventory of Gulf of Mexico OCS blocks increased significantly at the recent March lease sale where Magnum Hunter was the high bidder on 55 new blocks, which will expand our inventory to 235 OCS blocks if all are awarded. We expect current levels of daily production to be supported during the second quarter of 2004 by approximately 16 Mmcfe per day of new production currently awaiting facility hook-up in the Gulf of Mexico. With the combination of the i) year-end 2003 expiration of the “out-of-the-market” commodity hedges inherited from Prize Energy, ii) the reduction to our interest expense per Mcfe produced from $0.74 during the first quarter of 2003 to $0.55 during the first quarter of 2004 caused by the refinancing of higher cost debt late last year, and iii) the sale of higher lifting cost properties, allowed for Magnum Hunter’s net cash margin to substantially increase to a record of $3.10 per Mcfe produced during the first quarter of 2004. This year’s capital expenditure budget of between $150 — $185 million reflects the Company’s priority commitment to maintain spending levels during 2004 well within the range of cash flow generated from operations. Our goal of further reducing our financial leverage to the low 50% range by year-end continues to be a priority. The current business environment remains excellent for consistently improving upon our track record of creating incremental value for our shareholders. Magnum Hunter is well positioned financially, operationally, and technically to take advantage of accretive opportunities that we anticipate during 2004, while always maintaining our selectivity and discipline.”

Conference Call

A conference call will be hosted by the Senior Management of Magnum Hunter Resources, Inc. on Tuesday, May 4, 2004 at 9:00 a.m. central time. The subject of the conference call will be to discuss the financial and operating results of Magnum Hunter for the first quarter ended March 31, 2004. If you wish to participate in the call, please dial in toll free (800) 706-3079 at 8:50 a.m. central time on Tuesday, May 4, 2004. Should you wish to participate, there will be a Q & A session following the presentation by management.

International callers, please dial (706) 643-1963.

A Web Broadcast will also be available for listeners on the Magnum Hunter Web Site. Instructions are:

Go to www.magnumhunter.com
Go to Investor Relations
Go to Webcasts/Conference Calls

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,	December 31,
	2004	2003
ASSETS
Current Assets

Cash and cash equivalents	$6,555	$18,693
Accounts receivable - trade, net of allowance of $4,338 and $4,573 respectively	47,382	46,716
Deferred income taxes, current	10,284	8,263
Deposits	1,674	2,713
Other current assets	27,651	23,952

Total Current Assets	93,546	100,337
Property, Plant, and Equipment
Oil and gas properties, full cost method
Unproved	100,356	110,467
Proved	1,363,029	1,292,388
Gas processing plants and pipelines	34,167	34,149
Other property	7,928	7,805

Total Property, Plant and Equipment	1,505,480	1,444,809
Accumulated depreciation, depletion, amortization and impairment	(373,659)	(348,926)

Net Property, Plant and Equipment	1,131,821	1,095,883

Other Assets
Deferred financing costs and other	12,662	13,205
Goodwill	56,467	56,467

Total Assets	$1,294,496	$1,265,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables and accrued liabilities	$71,941	$56,683
Accrued interest	1,702	8,909
Suspended revenue payable	13,004	16,049
Derivative liabilities, current	27,151	21,853
Current maturities of long-term debt	3,404	2,009

Total Current Liabilities	117,202	105,503
Long-Term Liabilities
Long-term debt, less current maturities	578,595	595,503
Asset retirement obligations	34,354	32,489
Derivative liabilities, non-current	4,965	1,198
Deferred income taxes payable	149,419	141,000
Other non-current liabilities	448	523
Stockholders' Equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 216,000
designated as Series A; 80,000 issued and outstanding, liquidation amount $0	1	1
Common Stock - $.002 par value; 200,000,000 shares authorized,
73,118,486 and 71,977,759 shares issued, respectively	146	144
Additional paid-in capital	435,732	429,446
Accumulated other comprehensive loss	(19,289)	(13,576)
Retained earnings	24,265	5,003
Common stock in deferred compensation plan, at cost (34,416 shares)	(192)	(192)
Unearned common stock in KSOP, at cost (1,012,203 shares)	(6,110)	(6,110)

	434,553	414,716
Treasury stock, at cost (3,942,294 shares)	(25,040)	(25,040)

Total Stockholders' Equity	409,513	389,676

Total Liabilities and Stockholders' Equity	$1,294,496	$1,265,892

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for shares and per share amounts)

	Three Months Ended March 31,
	2004	2003
Operating Revenues:
Oil and gas sales	$88,817	$69,590
Gas gathering, marketing and processing	9,526	9,385
Oil field services	2,035	1,079

Total Operating Revenues	100,378	80,054

Operating Costs and Expenses:
Oil and gas production lifting costs	13,028	12,948
Production taxes and other costs	8,365	9,177
Gas gathering, marketing and processing	6,580	6,546
Oil field services	1,440	857
Depreciation, depletion, amortization and accretion	25,480	21,524
Gain on sale of assets	(198)	(94)
General and administrative	5,075	3,182

Total Operating Costs and Expenses	59,770	54,140

Operating Profit	40,608	25,914
Equity in earnings of affiliate	--	288
Other income	222	118
Costs associated with early retirement of debt	--	(1,855)
Non-cash hedging adjustments	94	369
Interest expense	(9,657)	(12,578)

Income Before Income Tax	31,267	12,256
Provision for income tax expense
Current	(377)	--
Deferred	(11,628)	(4,665)

Total Provision for Income Tax Expense	(12,005)	(4,665)

Income Before Cumulative Effect of a Change in Accounting Principle	19,262	7,591
Cumulative effect of a change in accounting principle, net of income tax
expense of $244	--	399

Net Income	$19,262	$7,990

Income per Common Share - Basic
Income before cumulative effect of a change in accounting principle	$0.28	$0.11
Cumulative effect of a change in accounting principle	--	0.01

Income per Common Share - Basic	$0.28	$0.12

Income per Common Share - Diluted
Income before cumulative effect of a change in accounting principle	$0.28	$0.11
Cumulative effect of a change in accounting principle	--	0.01

Income per Common Share - Diluted	$0.28	$0.12

Common Shares Used in Per Share Calculation
Basic	67,681,577	66,709,502

Diluted	69,380,490	67,338,391

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months Ended
	March 31,
	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$19,262	$7,990
Adjustments to reconcile net income to cash provided by operating activities:
Cumulative effect of a change in accounting principle	--	(399)
Depreciation, depletion, amortization and accretion	25,480	21,524
Amortization of deferred financing costs	638	561
Costs associated with early retirement of debt	--	1,855
Deferred income taxes	11,628	4,665
Equity in income of unconsolidated affiliate	--	(288)
Gain on sale of assets	(198)	(94)
Minority interest in consolidated subsidiary	(75)	--
Non-cash hedging adjustments	(94)	(369)
Stock compensation	41	--
Changes in certain assets and liabilities, net of the effect of acquisitions:

Accounts and notes receivable	(666)	(6,544)
Deposits and other current assets	(2,759)	6,424
Accounts payable and accrued liabilities	4,915	1,962
Payment (refund) of income taxes	(16)	482

Net Cash Provided by Operating Activities	58,156	37,769

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets, net of purchase price adjustments	528	106
Additions to property and equipment	(59,700)	(35,886)
Property sales price adjustments	--	(487)
Distribution from unconsolidated affiliate	--	600
Investment in unconsolidated affiliate	--	(600)

Net Cash Used in Investing Activities	(59,172)	(36,267)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	26,500	104,075
Redemption of notes payable	--	(29,074)
Fees paid related to financing activities	(106)	(75)
Payments of principal on debt and production payment	(42,013)	(67,768)
Loan made to KSOP	--	(660)
Proceeds from issuance of common stock	4,497	17
Purchase of common stock for deferred compensation plan	--	(318)
Purchase of treasury stock	--	(7,139)
Increase in restricted cash for payment of notes payable	--	(72)

Net Cash Used in Financing Activities	(11,122)	(1,014)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(12,138)	488
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	18,693	3,069

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,555	$3,557

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$16,333	$18,231

Cash paid (refunded) for income taxes	$16	$(11)

Non-cash accruals for employee incentives	$1,628	$280